Exhibit 15.1

Schedule I – Condensed Financial Information of Registrant

CONDENSED STATEMENT OF INCOME AND COMPREHENSIVE INCOME

	Year ended December 31,
(in thousands of U.S. dollars)	2019	2018	2017
Total revenue	$—	—	$—
EXPENSES
Administrative expenses	(6,473)	(5,822)	(8,608)
Equity in earnings of subsidiaries	60,315	68,359	66,521
Equity in earnings (losses) of joint ventures	6,078	17,938	5,139
Interest income	11,205	93	83
Interest expense	(18,242)	(2,938)	(3,934)
Other items, net	(142)	(8)	(11)
Net income	$52,741	77,622	$59,190
Share of subsidiaries unrealized losses on cash flow hedges	(12,217)	(2,290)	3,335
Share of subsidiaries income tax benefit	(389)	(299)	(347)
Comprehensive income	$40,135	75,033	$62,178

See accompanying notes to condensed financial statements.

CONDENSED BALANCE SHEETS

	As of December 31,
(in thousands of U.S. dollars)	2019	2018
Cash	$6,934	$7,006
Current portion of long-term loans to subsidiaries	25,597	—
Promissory note from subsidiaries	123,248	123,248
Prepaid expenses and other receivables	224	14
Total current assets	156,003	130,268
Accumulated earnings of joint ventures	3,270	—
Loans to subsidiaries	260,636	—
Investments in subsidiaries	449,570	433,088
Total long-term assets	713,476	433,088
Total assets	$869,479	$563,356
LIABILITIES AND PARTNER'S CAPITAL
Current portion of long-term debt	$25,597	$—
Trade payables	52	56
Amounts due to owners and affiliates	398	417
Derivative instruments	1,821	—
Accrued liabilities and other payables	3,155	346
Total current liabilities	31,023	819
Accumulated losses of joint ventures	—	2,808
Long-term debt	318,650	—
Loans and promissory notes due to owners and affiliates	8,792	39,292
Derivative instruments	9,504	—
Total long-term liabilities	336,946	42,100
Total liabilities	367,969	42,919
Total partners' capital	501,510	520,437
Total liabilities and partners' capital	$869,479	$563,356

See accompanying notes to condensed financial statements.

Schedule I – Condensed Financial Information of Registrant

CONDENSED STATEMENT OF CASH FLOW

	Year ended December 31,
(in thousands of U.S. dollars)	2019	2018	2017
Net cash provided by operating activities	$33,130	42,401	$6,862

INVESTING ACTIVITIES
Long-term loan due from subsidiaries	(286,233)	—	—
Expenditure for purchase of Höegh Grace entities	—	—	(137,475)
(Increase) decrease in restricted cash designated for purchase of the Höegh Grace entities	—	—	91,768
Proceeds from investment in subsidiaries	—	—	12,202
Net cash provided by (used in) investing activities	(286,233)	—	(33,505)

FINANCING ACTIVITIES
Net proceeds from issuance of Series A Preferred Units	13,065	38,659	110,924
Net proceeds from issuance of common units	1,029	4,563	—
Proceeds from long-term debt	368,300	—	—
Proceeds from loans and promissory notes due to owners and affiliates	3,500	5,400	25,730
Repayment of long-term debt	(19,198)	—	—
Repayment of debt issuance cost	(5,797)	—	—
Repayment of amounts due to owners and affiliates	(34,000)	(17,500)	(58,705)
Proceeds from indemnifications received from Höegh LNG	—	1,701	2,075
Repayment of indemnifications received from Höegh LNG	(64)	(2,353)	(1,534)
Cash distributions to limited partners	(73,804)	(72,497)	(57,037)
Net cash provided by (used in) financing activities	253,031	(42,027)	21,453

Increase (decrease) in cash, cash equivalents and restricted cash	(72)	374	(5,190)
Cash, cash equivalents and restricted cash, beginning of period	7,006	6,632	11,822
Cash, cash equivalents and restricted cash, end of period	$6,934	7,006	$6,632

See accompanying notes to condensed financial statements.

1.	Basis of presentation

Höegh LNG Partners LP – the Parent company is a Marshall Islands limited partnership formed on April 28, 2014.

In the parent-only financial statements, the investment in subsidiaries and investment in joint ventures are stated at cost plus equity in undistributed earnings of subsidiaries and accumulated earnings in joint ventures since the date of acquisition and the closing of the initial public offering of Höegh LNG Partners LP (the “Partnership”) on August 12, 2014. The Partnership’s share of net income of its unconsolidated subsidiaries and joint ventures is included in the condensed income statement using the equity method. The Parent company’s financial statements should be read in conjunction with the Partnership’s consolidated financial statements contained elsewhere in the Partnership’s Report on Form 20-F for the year ended December 31, 2019.

2.	Dividends

A cash dividend of $42.4 million, $51.7 million and $17.7 million was paid to the Parent company from its consolidated subsidiaries for the years ended December 31, 2019, 2018 and 2017, respectively.